Exhibit 4.3

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES, THE SALE IS MADE IN ACCORDANCE WITH RULE 144 UNDER SUCH ACT, OR THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES REASONABLY SATISFACTORY TO THE COMPANY, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT.

AIRGAIN, INC.

PREFERRED STOCK WARRANT

            , 2011

THIS CERTIFIES THAT, for value received,                                         , or its permitted assigns (the “Holder”), is entitled to subscribe for and purchase at the Exercise Price (defined below) from AIRGAIN, INC., a California corporation (the “Company”), a number of whole shares of Preferred Stock (defined below) equal to the quotient of (i) $        , divided by (ii) the Exercise Price (as defined below).

1.	Definitions

As used herein, the following terms, unless the context otherwise requires, shall have the following meanings:

1.1 “Act” shall mean the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

1.2 “Commission” shall mean the Securities and Exchange Commission, or any other federal agency at the time administering the Act.

1.3 “Company” shall mean Airgain, Inc., a California corporation, and any corporation which shall succeed to or assume the obligations of Airgain, Inc. under this Warrant.

1.4 “Date of Grant” shall mean             , 2011.

1.5 “Exercise Date” shall mean the effective date of the delivery of the Notice of Exercise pursuant to Sections 3 and 11 below.

1.6 “Exercise Period” shall mean the period commencing with the consummation of the Next Financing and ending at 5:00 P.M. California time on April 12, 2015.

1.7 “Exercise Price” shall mean One Dollar and Four Cents ($1.04) per share; provided that if the Note is automatically converted into a new series of the Company’s preferred stock in connection with the Next Financing, “Exercise Price” shall mean eighty percent (80%) of the average price per share paid for such preferred stock in the Next Financing (without giving effect to the discounted conversion prices of the Secured Convertible Promissory Notes issued pursuant to the Purchase Agreement).

1.8 “Next Financing” shall mean the sale by the Company for cash of a single series of Preferred Stock, in a single closing or a series of related closings, having an aggregate value of at least $2,000,000 (excluding the conversion of the Convertible Promissory Notes issued pursuant to the Purchase Agreement).

1.9 “Note” shall mean the Convertible Promissory Note issued on or about the Date of Grant to the initial Holder of this Warrant pursuant to the Purchase Agreement.

1.10 “Preferred Stock” shall mean the Company’s Series G Preferred Stock; provided that if the Note is automatically converted into a new series of the Company’s preferred stock in connection with the Next Financing, “Preferred Stock” shall mean such new series of preferred stock issued in the Next Financing.

1.11 “Purchase Agreement” shall mean that certain Note and Warrant Purchase Agreement, dated as of April 12, 2010, as amended, pursuant to which this Warrant was issued.

1.12 “Warrant Shares” shall mean the shares of Preferred Stock issuable upon exercise of this Warrant.

2.	Term

The purchase rights represented by this Warrant are exercisable only during the Exercise Period.

3.	Exercise of Warrant

3.1 Exercise. This Warrant may be exercised, at the option of the Holder, at any time and from time to time during the Exercise Period, for all or any part of the Warrant Shares (but not as to a fractional share). This Warrant may be exercised by delivering to the Company (a) the payment of the Exercise Price for the number of Warrant Shares being purchased, (b) the original of this Warrant, and (c) a duly completed and signed Notice of Exercise in the form of Exhibit A attached hereto.

3.2 Payment of Exercise Price

(a) The Holder shall pay the Exercise Price to the Company (i) by certified or official bank check, (ii) by wire transfer of immediately available funds, (iii) by cancellation of indebtedness of the Company, (iv) net exercise as provided in Section 3.2(b) below, or (v) by any combination of the foregoing; provided, however, the Holder shall not be deemed to have delivered the Exercise Price until the Company’s actual receipt of the check, evidence of cancellation of indebtedness, surrender of such warrant(s) or funds from the wire transfer.

(b) In lieu of exercising this Warrant pursuant to Section 3.2(a) above, if the fair market value of one share of Preferred Stock is greater than the Exercise Price (at the date of calculation as set forth below), the Holder may elect to receive a number of Warrant Shares equal to the value of this Warrant (or of any portion thereof remaining unexercised) by surrender of this Warrant at the address of the Company specified pursuant to Section 11 hereof together with the properly endorsed Notice of Exercise and notice of such election, in which event the Company shall issue to the Holder that number of Warrant Shares computed using the following formula:

X =	Y(A – B)
A

Where:

X	=	the number of Warrant Shares to be issued to the Holder;

Y	=	the number of Warrant Shares purchasable under this Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being cancelled (at the date of such calculation);

A	=	the fair market value of one share of the Company’s Preferred Stock (at the date of such calculation); and

B	=	the Exercise Price (as adjusted to the date of such calculation).

For purposes of the calculation above, the fair market value of one share of the Company’s Preferred Stock shall be determined by the Board of Directors of the Company, acting in good faith. Notwithstanding the foregoing, in the event the Warrant is exercised in connection with the Company’s initial public offering of Common Stock, the fair market value per share of the Preferred Stock shall be based (on an as-converted basis) on the per share offering price to the public of the Company’s Common Stock in the initial public offering.

3.3 Delivery of Certificate. In the event of any exercise of the purchase right represented by this Warrant, certificates for the Warrant Shares so purchased shall be delivered to the Holder within thirty (30) days of delivery of the Notice of Exercise and, unless this Warrant has been fully exercised or has expired, a new warrant representing the portion of the Warrant Shares with respect to which this Warrant shall not then have been exercised shall also be issued to the Holder within such thirty (30) day period. Notwithstanding the foregoing, for all purposes including voting rights and distribution rights, the Holder shall be deemed to be the holder of the securities issuable upon exercise of this Warrant, effective as of the date of such exercise.

3.4 No Fractional Shares. No fractional shares shall be issued in connection with any exercise hereunder, but in lieu of such fractional shares the Company shall make a cash payment therefor upon the basis of the fair market value of a Warrant Share as of the Exercise Date, as determined in good faith by the Board of Directors of the Company.

3.5 Company’s Representations and Covenants

(a) All Warrant Shares which may be issued upon the exercise of the purchase right represented by this Warrant shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws. During the Exercise Period, the Company shall at all times have authorized, and reserved for the purpose of issuance upon exercise of the purchase right represented by this Warrant, a sufficient number of Warrant Shares to provide for the exercise of the purchase right represented by this Warrant; and

(b) This Warrant has been duly authorized and executed by the Company and is a valid and binding obligation of the Company enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting the enforcement of creditors’ rights.

4.	Adjustment of Exercise Price and Number of Warrant Shares

The Exercise Price and the number and class of securities issuable upon the exercise of this Warrant shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:

4.1 Adjustment for Reclassification or Reorganization. In case of any reclassification, conversion or change of the outstanding securities of the Company or of any reorganization of the Company, then and in each such case the Holder of this Warrant, upon the exercise hereof at any time after the consummation of such reclassification, change, or reorganization, shall be entitled to receive, in lieu of or in addition to the stock or other securities and property receivable upon the exercise hereof prior to such consummation, the stock or other securities to which such Holder would have been entitled upon such consummation if such Holder had exercised this Warrant immediately prior thereto, all subject to further adjustment as provided in this Section 4; in each such case, the terms of this Section 4 shall be applicable to the shares of stock or other securities and property receivable upon the exercise of this Warrant after such consummation.

4.2 Stock Splits and Reverse Stock Splits. If the Company shall subdivide its outstanding shares of Preferred Stock into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision shall thereby be proportionately reduced and the number of Warrant Shares receivable upon exercise of this Warrant shall thereby be proportionately increased; and, conversely, if the outstanding number of shares of Preferred Stock shall be combined into a smaller number of shares, the Exercise Price in effect immediately prior to such combination shall thereby be proportionately increased and the number of Warrant Shares receivable upon exercise of the Warrant shall be proportionately decreased.

5.	Notices of Record Date, Etc.

In the event, during the Exercise Period, of (a) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution (the “Distribution”), (b) any capital reorganization or reclassification of the stated capital of the Company or any consolidation or merger of the Company with any other corporation or corporations (other than a wholly-owned subsidiary), or the sale or distribution of all or substantially all of the Company’s property and assets (the “Reorganization Event”), or (c) any proposed filing of a registration statement under the Act in connection with a primary public offering of the Company’s Common Stock (the “Registration Event”), the Company will mail or cause to be mailed to the Holder a notice specifying (i) the date of any such Distribution stating the amount and character of such Distribution, (ii) the date on which any such Reorganization Event or Registration Event is expected to become effective, and (iii) the time, if any, that is to be fixed as to when the holders of record of the Company’s securities shall be entitled to exchange their shares of the Company’s securities for securities or other property deliverable upon such Reorganization Event. Such notice shall be mailed at least fifteen (15) days prior to the date therein specified.

6.	Compliance with Act; Transferability and Negotiability of Warrant; Disposition of Warrant Shares

6.1 Compliance with Act. The Holder, by acceptance hereof, agrees that this Warrant and the Warrant Shares to be issued upon the exercise hereof are being acquired solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof and that it will not offer, sell or otherwise dispose of this Warrant or any Warrant Shares to be issued upon the exercise hereof except under circumstances which will not result in a violation of the Act. Upon the exercise of this Warrant, the Holder shall confirm in writing, in a form satisfactory to the Company, that the Warrant Shares so issued are being acquired solely for its own account and not as a nominee for any other party and not with a view toward resale or distribution thereof in violation of the Act. This Warrant and the Warrant Shares to be issued upon the exercise hereof (unless registered under the Act and unless, in the case of the Warrant Shares, such Warrant Shares may thereupon be sold pursuant to Commission Rule 144) shall be imprinted with a legend in substantially the following form:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES, THE SALE IS MADE IN ACCORDANCE WITH RULE 144 UNDER SUCH ACT, OR THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES REASONABLY SATISFACTORY TO THE COMPANY, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT.

In addition, this Warrant and the Warrant Shares to be issued upon the exercise hereof shall bear any legends required by the securities laws of any applicable states.

6.2 Transferability and Negotiability of Warrant. This Warrant may not be transferred or assigned in whole or in part without compliance with all applicable federal and state securities laws by the transferor and the transferee (including the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, if requested by the Company and the transfer is to a person other than a general partner of the initial Holder). Subject to the provisions of this Warrant with respect to compliance with the Act, title to this Warrant may be transferred by endorsement and delivery in the same manner as a negotiable instrument transferable by endorsement and delivery. The Company shall act promptly to record transfers of this Warrant on its books, but the Company may treat the registered holder of this Warrant as the absolute owner of this Warrant for all purposes, notwithstanding any notice to the contrary.

6.3 Disposition of Warrant Shares. With respect to any offer, sale, transfer or other disposition of any Warrant Shares acquired pursuant to the exercise of this Warrant prior to registration of such Warrant Shares, except for any such offer, sale, transfer or other disposition of Warrant Shares to a partner of the initial Holder, the Holder and each subsequent holder of this Warrant agrees to give written notice to the Company prior thereto, describing briefly the manner thereof, together with a written opinion of legal counsel for such holder, reasonably satisfactory to the Company and its legal counsel, if requested by the Company, to the effect that such offer, sale or other disposition may be effected without registration or qualification (under the Act or any other federal or state securities laws) of such Warrant Shares and indicating whether or not under the Act, certificates for such Warrant Shares to be sold or otherwise disposed of require any restrictive legend as to the applicable restrictions on transferability in order to ensure compliance with the Act. Promptly upon receiving such written notice and reasonably satisfactory opinion, if so requested, the Company, as promptly as practicable, shall notify such holder that such holder may sell or otherwise dispose of such Warrant Shares, all in accordance with the terms of the notice delivered to the Company. If a determination has been made pursuant to this Section 6.3 that the opinion of legal counsel for the holder is not reasonably satisfactory to the Company and its legal counsel, the Company shall so notify the holder promptly after such determination has been made. Notwithstanding the foregoing, such Warrant Shares may be offered, sold or otherwise disposed of in accordance with Rule 144, provided that the Company shall have been furnished with such information as the Company may reasonably request to provide a reasonable assurance that the provisions of Rule 144 have been satisfied. Each certificate representing the Warrant Shares thus transferred (except a transfer pursuant to Rule 144 or an effective registration statement) shall bear a restrictive legend as to the applicable restrictions on transferability in order to ensure compliance with the Act, unless in the aforesaid opinion of legal counsel for the holder, such legend is not required in order to ensure compliance with the Act. The Company may issue stop transfer instructions to its transfer agent in connection with such restrictions.

7.	Rights of Shareholders

No Holder shall be entitled to vote or receive dividends or be deemed the holder of Warrant Shares or any other securities of the Company which may at any time be issuable on the exercise of this Warrant for any purpose, nor shall anything contained herein be construed to confer upon the Holder, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of stock, reclassification of stock, consolidation, merger, transfer of assets or otherwise) or to receive notice of meetings, or to receive dividends or subscription rights or otherwise until this Warrant shall have been exercised and the Warrant Shares issuable upon exercise hereof shall have become deliverable, as provided herein.

8.	Replacement of Warrants

On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company at its expense shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor.

9.	Exchange of Warrant

Subject to the other provisions of this Warrant, on surrender of this Warrant for exchange, properly endorsed and subject to the provisions of this Warrant with respect to compliance with the Act, the Company at its expense shall issue to or on the order of the Holder a new warrant or warrants of like tenor, in the name of the Holder or as the Holder (on payment by the Holder of any applicable transfer taxes) may direct, for the number of Warrant Shares issuable upon exercise thereof.

10.	Termination of Warrant Upon Certain Events

This Warrant shall terminate and no longer be exercisable at upon the earlier to occur of (i) the termination of the Exercise Period; or (ii) a Reorganization Event (as defined in Section 5); provided that the Company shall have provided notice of any such Reorganization Event in accordance with Section 5.

11.	Notices

All notices and other communications from the Company to the Holder, or vice versa, when given in accordance with Section 5.5 of the Purchase Agreement, shall be deemed delivered and effective at the times specified therein.

12.	Amendment; Waiver

Any provision of this Warrant may be amended or waived at any time upon the written consent of (i) the Company, and (ii) the holders of Warrants issued pursuant to the Purchase Agreement representing a majority of the Warrant Shares then issuable upon exercise of all such Warrants issued pursuant to the Purchase Agreement.

13.	Governing Law

This Warrant shall be governed by and construed under the laws of the State of California as applied to agreements among California residents, made and to be performed entirely within the State of California. Any legal proceedings arising from or relating to this Warrant shall be filed exclusively in the courts located in San Diego County, California, and each holder hereof consents to the jurisdiction of any such court and proceedings.

14.	Titles and Subtitles; Forms of Pronouns

The titles of the sections and subsections of this Warrant are for convenience only and are not to be considered in construing this Warrant. All pronouns used in this Warrant shall be deemed to include masculine, feminine and neuter forms.

15.	Expiration

The right to exercise this Warrant shall expire at 5:00 P.M. California time, on the last day of the Exercise Period.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Preferred Stock Warrant has been executed by the Company as of the date first set forth above.

“Company”

AIRGAIN, INC., a California corporation

By:	/s/ Charles Myers
Name:	Charles Myers
Title:	CEO

EXHIBIT A

NOTICE OF EXERCISE

(To be signed only upon exercise of this Warrant)

The undersigned, the holder of the attached Airgain, Inc. Preferred Stock Warrant (“Warrant”), hereby irrevocably elects to exercise such Warrant and to purchase          (        ) of the shares of Preferred Stock purchasable thereunder, for an aggregate Exercise Price of              Dollars ($        ). The Exercise Price is being paid as follows (check as applicable):

certified or official bank check in the amount of $ ;

wire transfer in the amount of $ ;

cancellation of indebtedness of the Company in the amount of Dollars ($ ); or

surrender of warrants to purchase stock of the Company valued at $ (which is the fair market value of such shares of stock for which such warrants are exercisable, as determined pursuant to Section 3.2(b) of the Warrant).

The undersigned confirms that the representations and warranties made in Section 4 of the Note and Warrant Purchase Agreement pursuant to which the Warrant was issued are true and correct as of the date hereof with respect to the undersigned and the Warrant Shares being purchased hereby. The undersigned requests that a certificate(s) for such shares be issued in the name of and delivered to (check one):

the undersigned; or

the following: , whose address is: .

Dated:
Name of the Holder (must conform precisely
to the name specified on the face of the
Warrant or Notice of Assignment)

Signature of Authorized Representative of the Holder

Print or Type Name of Authorized Representative

Social Security or Employer Identification Number of the Holder

Address of Holder:

Street

City State ZIP

( )	( )
Tel	Fax

Email